Exhibit 99.1

SILVERSTAR REPORTS PRELIMINARY SECOND QUARTER FISCAL 2008 RESULTS

REVENUES ESTIMATED $10.7 MILLION TO $11.0 MILLION;

ADJUSTED EBITDA ESTIMATED $1.7 MILLION TO $2.1 MILLION, OR $0.09 TO $0.11 PER SHARE

BOCA RATON, FL - January 14, 2008 - Silverstar Holdings, Ltd. (NASDAQ: SSTR) reported preliminary estimated results for its second fiscal quarter ended December 31, 2007. The company expects revenues for the quarter to range between $10.7 million and $11.0 million, an increase of 174% to 182% from $3.9 million in the previous quarter, and an increase of 257% to 267% from $3.0 million in the same quarter a year ago. The year ago quarter included only one month of operating results from the company’s new subsidiary, Empire Interactive, due to the timing of its acquisition.

Adjusted EBITDA (earnings before interest, depreciation, amortization and non-cash compensation expenses) for the second quarter is estimated to range between $1.7 million and $2.1 million, or $0.09 to $0.11 per share. This represents a substantial improvement from a negative adjusted EBITDA of $1.2 million or ($0.09) per share in the previous quarter, and a negative adjusted EBITDA of $0.6 million or ($0.07) per share in the same quarter a year ago. Per share calculations of the second fiscal quarter 2008 results are based on an estimated 20.0 million shares outstanding in the quarter.

"These preliminary results are in line with our expectations," said Clive Kabatznik, CEO of Silverstar Holdings. "This quarter's strong results benefited from the release of 16 SKUs and particularly the highly successful introduction of Jackass and Animal Paradise, which together accounted for approximately 55% of the quarter's revenues. We anticipate an increase in momentum throughout the rest of the year, particularly in the fourth fiscal quarter, as our release schedule incorporates a combination of major multi-platform titles such as Ford Off Road Racing, Pipemania, and Ultimate Board Game Collection. Revenues will be also driven by high profile Nintendo DS releases, including Myst and Jackass, as well as by sales from our online, back catalog, and licensing initiatives."

The company’s management plans to hold a conference call in early February to discuss the second quarter and will announce the instructions for the call. These preliminary results are subject to a final auditor’s review and filing of its quarterly report in Form 10-Q.

About Silverstar Holdings:

Silverstar Holdings Ltd. is an international publisher and developer of interactive entertainment software. It currently owns Empire Interactive, PLC and Strategy First, Inc. Empire Interactive (www.empireinteractive.com) is a leading developer and publisher of interactive entertainment software games, including Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut. Empire’s products are delivered on both console and PC platforms. Strategy First (www.strategyfirst.com) is a developer and worldwide publisher of entertainment software for the PC. For more information about Silverstar Holdings visit www.silverstarholdings.com

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company's filings with the Securities and Exchange Commission.

Contact:

Silverstar Holdings Ltd.

Clive Kabatznik, President and CEO

Tel 561-479-0040

clive@silverstarholdings.com

Investor Relations:

Liolios Group, Inc.

Matt Glover or Ron Both

Tel 949-574-3860

info@liolios.com